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Exhibit Asset Sale of Aircraft Business
Separate Document

Exhibit 21








                         Subsidiaries of the Registrant

                                                                   State of
                Name of Subsidiary                              Incorporation

         Andrea ANC Manufacturing Inc.                      Delaware
         Andrea Digital Technologies, Inc.                  Delaware
         Andrea Direct Marketing Inc.                       Delaware
         Andrea Electronics Europe Inc.                     Delaware
         Andrea Marketing Inc.                              Delaware
         Lamar Signal Processing, Ltd.                      Israel